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Exhibit (a)(5)(viii)

News Release

For immediate release

MICROCELL FILES DISCLOSURE STATEMENT

Montréal, August 10, 2004 — Microcell Telecommunications Inc. (TSX: MT) today disclosed previously confidential, non-public, projected financial information by filing a material change report with the applicable Canadian securities administrators and a Form 6-K with the Securities and Exchange Commission in the United States (the "SEC").

In connection with the strategic review process initiated by the Company following TELUS Corporation's unsolicited offers (the "TELUS Offers") to purchase Microcell's publicly traded shares and warrants, the Company provided certain projected financial information concerning the Company to certain parties, including TELUS, who have entered into confidentiality agreements. The Company has decided to make certain of this information publicly available in accordance with securities law considerations.

The statements made in this release concerning Microcell's future prospects are forward-looking statements, within the meaning of the Canadian and U.S. securities laws, that involve risks and uncertainties and that may prevent expected future results from being achieved. The Company cautions that the projections reflect many assumptions, all made by the Company's management, with respect to industry performance, general business, economic, market and financial conditions and other matters, which may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Important factors that may affect these projections include, but are not limited to: changes in the Canadian economy and in Canadian and U.S. capital markets; changes in competition in our markets; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in applicable foreign ownership restrictions; pending and future litigation; availability of future financing; unanticipated changes in expected growth of the number of subscribers; radio emission concerns; exchange rate fluctuations; penetration and churn rates; the mix of products and services offered in our markets; whether competing bids or other transactions emerge; whether the conditions of any proposed transaction are met; and other factors discussed herein and those detailed from time to time in the Company's filings with the securities regulatory authorities in Canada and the United States.

The TELUS Offers were commenced on May 17, 2004 and subsequently extended and varied on June 22 and on July 22. On May 20, 2004, the Company announced that, after careful review and analysis of the TELUS Offers performed with the assistance of its legal and financial advisors, the Board recommended that its securityholders not tender into the TELUS Offers. Microcell has furnished a Directors' Circular dated May 28, 2004 that provides important information regarding Microcell's response to the TELUS Offers. Securityholders should carefully review the Directors' Circular and other relevant materials, as they may be amended or supplemented from time to time. Investors can obtain a free copy of materials filed by Microcell with the Canadian Securities Administrators on the site maintained on their behalf for that purpose at www.sedar.com.

Microcell has also filed certain materials with the SEC, including a solicitation/recommendation statement on Schedule 14D-9. SECURITYHOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors can obtain a free copy of materials filed by Microcell with the SEC on the SEC's Web site at www.sec.gov.

About the Company

Microcell Telecommunications Inc. is a major provider, through its subsidiaries, of telecommunications services in Canada dedicated solely to wireless. Microcell offers a wide range of voice and high-speed data communications products and services to approximately 1.2 million customers. Microcell operates a GSM network across Canada and markets Personal Communications Services (PCS) and General Packet Radio Service (GPRS) under the Fido® brand name. Microcell has been a public company since October 15, 1997, and is listed on the Toronto Stock Exchange.

Reminder to holders of Class A Restricted Voting Shares and Class B Non-Voting Shares. The Company reminds the holders of its Class A Restricted Voting Shares and Class B Non-Voting Shares that (i) each Class A Restricted Voting Share may, at the option of the holder, be exchanged at any time for one Class B Non-Voting Share and (ii) each Class B Non-Voting Share may, at the option of the holder by providing a declaration of Canadian residency to the Company's transfer agent, be exchanged at any time for one Class A Restricted Voting Share.

Fido is a registered trademark of Microcell Solutions Inc.

www.microcell.ca

For more information:

Investment community:
Thane Fotopoulos
514 937-0102, ext. 8317
thane.fotopoulos@microcell.ca

Media:
Claire Fiset
514 937-0102, ext. 7824
claire.fiset@microcell.ca

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NEWS RELEASE – Microcell Files Disclosure Statement